UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K

___________________________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):      August 9, 2004

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EQUIFAX INC.
(Exact name of registrant as specified in its charter)

Georgia	1-6605	58-0401110
(State or other jurisdiction	(Commission File	(I.R.S. Employer
of incorporation)	Number)	Identification No.)

1550 Peachtree Street, N.W
Atlanta, Georgia	30309
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (404) 885-8000

Not Applicable
(Former name or former address, if changed since last report)

Item 5. Other Events and Required Regulation FD Disclosure

On August 9, 2004, Equifax Inc. (“Equifax”) issued a press release announcing that its Board of Directors approved an increase of $250 million to its existing common stock repurchase program. The repurchase program is available for share repurchases from time to time in open market or privately negotiated transactions, subject to market conditions and other factors. A copy of the text of the press release is attached as Exhibit 99.1 hereto and incorporated by reference into this Item 5.

On August 18, 2004, Thomas F. Chapman, Chairman and Chief Executive Officer of Equifax, announced his intention to retire as CEO during late 2005, after a successor is elected and transition is completed. Mr. Chapman will continue to serve as Chairman of the Board of Equifax during the transition period. A copy of the text of the press release is attached as Exhibit 99.2 hereto and incorporated by reference into this Item 5.

On August 20, 2004, Equifax Inc. issued a press release announcing that it has entered into a new five-year, $500 million senior unsecured revolving credit facility with a group of banks to replace its existing $465 million revolving credit facility. A copy of the new credit agreement is attached hereto as Exhibit 4.1 hereto and the text of the press release is attached as Exhibit 99.3 hereto and incorporated by reference into this Item 5.

On August 13, 2004, Equifax began to notify customers that it will begin to assess a regulatory recovery fee of 11 cents each for certain online business-to-business products effective December 1, 2004, instead of on October 1, 2004 as previously announced.

The information contained in Exhibits 99.1, 99.2 and 99.3 attached hereto shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended.

Item 7. Financial Statements and Exhibits

(c)      Exhibits

4.1	Credit Agreement dated as of August 20, 2004, among Equifax Inc., Equifax PLC, the Lenders named therein and SunTrust Bank as Administrative Agent.
99.1	Press release issued by Equifax Inc. on August 9, 2004.
99.2	Press release issued by Equifax Inc. on August 18, 2004.
99.3	Press release issued by Equifax Inc. on August 20, 2004.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EQUIFAX INC. By: /s/ Donald T. Heroman Name: Donald T. Heroman Title: Chief Financial Officer

Dated: August 20, 2004

Exhibit Index

The following exhibits are being filed with this report:

Exhibit No.	Description
4.1	Credit Agreement dated as of August 20, 2004, among Equifax Inc., Equifax PLC, the Lenders named therein and SunTrust Bank as Administrative Agent.
99.1	Press release issued by Equifax Inc. on August 9, 2004.
99.2	Press release issued by Equifax Inc. on August 18, 2004.
99.3	Press release issued by Equifax Inc. on August 20, 2004.